EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release ("Separation Agreement") is entered into by and between Roger Gaston ("Executive" or "you") and Avaya Inc. (“Avaya” or "Company").

1.Termination of Employment. You understand that your employment with Avaya shall terminate on March 31, 2016 (“Termination Date”), and until such date you will in good faith and under the direction of the Board of Directors (including any committees thereof), the Chief Executive Officer (“CEO”), and the Executive Vice President, Business Operations, and any of their respective designees, perform any duties requested of you. You will be paid your base salary up to and including the Termination Date. You will continue to be covered under the Company’s medical and/or dental plans through March 31, 2016. You understand that you will need to make timely application to extend your coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), and you will receive this application after your Termination Date.

2.    Payments. In consideration of your execution of this Separation Agreement and your compliance with its terms and conditions, and provided that you do not revoke this Separation Agreement within the time frame provided herein, the Company agrees to pay or provide you with the following:

a.    A one-time payment of One Million Eight Hundred Seventy Thousand Dollars ($1,870,000.00), less withholdings required in accordance with applicable law.

b.    If you were covered by the Medical Expense Plan on your Termination Date and you elected COBRA coverage, the Company will pay your individual or family COBRA premium in excess of the active employee rate for nine months or until your COBRA period ends, if earlier. After that, you can continue coverage under COBRA by paying the full COBRA rate.

c.    Twelve months of outplacement services through Lee Hecht Harrison, commencing from your Termination Date.

You acknowledge and understand that the foregoing payment and benefits are in lieu of any provided for in the Avaya Inc. Involuntary Separation Plan For Senior Officers, the Executive Committee Discretionary Annual Incentive Plan (“EC DAIP”), the Executive Committee Performance Recognition Plan (“EC LTIP”), the Executive Committee Long Term Incentive plan (“LTI”), or any other plan or program, and you acknowledge and understand you will not be a participant in, or receive any additional payments or benefits from, the Avaya Inc. Involuntary Separation Plan for Senior Officers, EC DAIP, EC LTIP, LTI, or any other plan or program. Subject to the terms herein, the payments referenced in this paragraph 2(a) will be made within thirty days of the effective date as defined in paragraph 20.

3.    Expenses and Certain Benefits. You will be paid for any previously submitted un-reimbursed business expenses (in accordance with usual Company guidelines and practices), to the extent not previously paid. In addition, you will be entitled to receive vested amounts, if any, payable to you under the Company's 401(k) plan, the Avaya Inc. Savings Restoration Plan, and other retirement and deferred compensation plans in accordance with the terms of such plans and applicable law. Except as specifically set forth herein, your participation in all Company plans, including any and all equity and/or deferred compensation plans, shall remain subject to the terms and conditions of such plans as in effect from time to time and you agree that such terms and conditions are binding on you and the Company. Further, other than any payments and benefits set forth in paragraph 2 above and this paragraph 3 (and any provisions of the Equity Plans and Equity Agreements referred to below), you are not entitled to any other payments or benefits of any kind based on any agreement, plan or practice of Avaya.

4.    Non-Disparagement. You agree that you will not disparage or encourage or induce others to disparage the Company, its subsidiaries and affiliates, or any of their respective past and present directors, managers, officers, shareholders, partners, employees, agents, attorneys, servants and clients, various benefits committees, and each of their predecessors, successors and assigns, Avaya Holdings Corp., Sierra Holdings Corp., Silver Lake Partners, and TPG Capital (collectively, the "Company Entities and Persons"). For the purposes of this Separation Agreement, the term "disparage" as used in this paragraph 4 includes, without limitation, comments or statements adversely affecting in any manner (i) the conduct of the business of the Company Entities and Persons or (ii) the business reputation of the Company Entities and Persons. Nothing in this Separation Agreement is intended to or shall prevent you from providing testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. The Company agrees that it will not authorize any person to make any disparaging statement to anyone about you.

5.    Cooperation. You agree that you will cooperate with the Company Entities and Persons and its or their respective counsel in connection with any investigation, inquiry, administrative proceeding or litigation relating to any matter in which you were involved or of which you have knowledge by providing truthful information, provided that such cooperation does not unreasonably interfere with your then current professional and personal commitments. The Company agrees to reimburse you promptly for reasonable expenses necessarily incurred by you in connection with your cooperation pursuant to this paragraph 5. You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company, you will give prompt notice of such request within two (2) business days of such request to the General Counsel of the Company, via overnight mail and email, at Avaya Inc., 4655 Great America Parkway, Room 4B15-518, Santa Clara, CA, 95054-1233 and aolli@avaya.com, and will provide the Company with a reasonable opportunity to contest the right of the requesting person or entity to such disclosure before making such disclosure. Nothing in this provision shall require you to violate your obligation to comply with valid legal process.

6.    Company Property. You represent that as of the Termination Date, or at the end of the consulting services period referred to in paragraph 12, you will return to the Company all property belonging to the Company and/or the Company Entities and Persons, including but not limited to confidential information, computers, thumb drives, external hard drives, cell phones, personal communication devices, keys, card access to the buildings and office floors, credit card(s) and phone card(s) ("Company Property").

7.    Equity Plan Obligations. You acknowledge that you have signed stock option and restricted stock unit award agreement(s) pursuant to the Avaya Holdings Corp. Second Amended and Restated 2007 Equity Incentive Plan and the Management Stockholders’ Agreement, as amended (“Equity Agreements and Equity Plans”), which govern exclusively the terms of your equity rights and participation in such agreements and plans, except that any stock options exercisable immediately prior to the cessation of your employment will remain exercisable until December 31, 2016. After the Termination Date, you will provide the Company with pertinent information concerning each new job or other business activity in which you engage or plan to engage during the subsequent twelve (12) month period as the Company may reasonably request in order to determine your continued compliance with your obligations under any post-employment restrictive covenant, including, but not limited to, the Non-Disclosure, IP Assignment and Non-Competition provisions of your Senior Vice President and Vice President Nonstatutory Option Agreement, accepted electronically by you as part of the Equity Plans and Equity Agreements. You shall notify your new employer(s) of your obligations under this Separation Agreement and the Equity Agreements and Equity Plans, and you hereby consent to notification by the Company to such employer(s) concerning your obligations under this Separation Agreement and the Equity Plans and Equity Agreements. The Company shall treat any such notice and information as confidential, and will not use or disclose the information contained therein except to enforce its rights hereunder.

8.    General Release and Waiver.

a.    You agree that in consideration of the benefits provided to you pursuant to this Separation Agreement, that you hereby waive, release and forever discharge any and all claims and rights which you ever had, now have or may have against Avaya Inc. and any Company Entities and Persons, based on any act, event or omission occurring before you execute this Separation Agreement arising out of, during or relating to your employment or services with the Company or the termination of such employment or services. This waiver and release includes, but is not limited to, any claims which could be asserted now or in the future under: common law, including, but not limited to, breach of express or implied duties, wrongful termination, defamation, or violation of public policy; any policies, practices, or procedures of the Company; any federal or state statutes or regulations including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., 42 U.S.C. §2000e et seq., the Civil Rights Act of §§1866 and 1871, the Americans With Disabilities Act, 42 U.S.C. §12101 et seq., the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. §1001 et seq. (excluding those rights which have vested under any ERISA plan), the Family and Medical Leave Act, §2601 et. seq., the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq.; the Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et. seq.; any contract of employment, express or implied; any provision of the United States or New Jersey Constitutions; and/or any provision of any other law, common or statutory, of the United States, the States of New Jersey and California or any other state or country.

b.     Section 1542 of the Civil Code of the State of California states:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the debtor.”

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all Company Entities and Persons, you expressly acknowledge that this Separation Agreement is intended to include not only claims that are known, anticipated or disclosed, but also claims that are unknown, unanticipated and undisclosed.
9.    No Pending or Future Actions. Except as provided herein, you represent that you have no pending lawsuits, charges or other claims of any nature whatsoever against Avaya or any Company Entities and Persons in any state or federal court, or before any agency or other administrative body. Further, you agree to the fullest extent permitted by law not to assert any claims, charges or other legal proceedings against Avaya and any Company Entities and Persons based on any events, whether known or unknown, occurring prior to the date of the execution of this Separation Agreement, including, but not limited to, any events related to any aspect of your employment with Avaya or the cessation thereof. You further agree that you will not “opt in” to and will “opt out” of any class matter in which Avaya is named as a defendant. You also agree that if any charge or complaint is filed on your or another person’s or entity’s behalf based on events occurring prior to the date of the execution of this Separation Agreement, you will not accept any monetary or other individual relief or recovery therefrom. You understand that nothing in this paragraph is intended to prohibit you from filing an administrative charge with the EEOC or any similar state agency or participating in any investigation conducted by such agencies, or pursuing any rights you may have under Section 7 of the National Labor Relations Act.
10.    Knowing and Voluntary. You acknowledge that you: (a) have carefully read this Separation Agreement in its entirety; (b) understand and agree with everything in it; (c) have been advised to consult with a counsel of your selection regarding this Separation Agreement; (d) have been provided at least twenty-one (21) days to consider the terms of this Separation Agreement, although you may choose to sign this Separation Agreement and return it to the Company sooner; (e) have seven (7) additional days from the date you sign it to revoke it by providing written notice to the General Counsel of the Company, at Avaya Inc., 4655 Great America Parkway, Room 4B15-518, Santa Clara, CA, 95054-1233, within such time period, in which case this Separation Agreement shall become null and void; (f) are signing this Separation Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein; and (g) are obtaining benefits under this Separation Agreement to which you are otherwise not already entitled.
11.    Continuing Obligations. You understand and agree that you continue to be bound by your post-employment responsibilities protecting Avaya’s confidential and proprietary information, non-solicitation and non-competition obligations, where applicable. You agree that if you violate the terms of this paragraph, Avaya may recover the payment made to you under this Separation Agreement and you agree to repay Avaya such payment within ten (10) business days of Avaya’s demand of you in writing. Further, insofar as any violation of this paragraph may cause harm or injury to Avaya which may not be calculable or remedial by way of monetary damages, you understand and acknowledge that Avaya may initiate an action in law or in equity to prevent you from engaging in any conduct which is in violation of this paragraph. Nothing in this Separation Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice and the Securities and Exchange Commission, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of the Company to make any such reports or disclosures and you are not required to notify the Company you have made such reports or disclosures.
12.    Consulting Services. The Company wishes to retain your services as a consultant to perform relevant duties for the Chief Executive Officer or the Executive Vice President, Business Operations, or their delegates from time to time at their request, under the following terms:
a.    You specifically agree and understand that you will be an independent contractor and not an employee of the Company (including not being a common law employee) for any reason or purpose. You shall utilize your own judgment, skill and expertise in determining the manner in which you shall provide consulting services.
b.    You shall be responsible for all taxes arising from compensation and other amounts paid for consulting services. Neither federal, nor state, nor local income tax, nor payroll tax of any kind, shall be withheld or paid by the Company on your behalf. The Company agrees to provide you a Form 1099 (or other applicable form) for amounts paid to you.
c.    You will not be eligible for, and shall not participate in, any employee pension, health, welfare, or other benefit plan, of the Company, nor shall you be eligible to participate in any incentive plans or programs. No workers' compensation insurance shall be obtained by the Company for you.
d.    The Company shall pay to you the sum of Sixty Thousand Dollars ($60,000.00) per month during the Term (as defined below) for services rendered under this paragraph. This monthly compensation shall be paid on or about the last day of the month in which the services were provided.
e.    The Company agrees to reimburse you for all actual reasonable and necessary expenditures in accordance with the Company’s existing Travel and Expense Policy, which are directly related to the consulting services. Expenses incurred by you will be reimbursed by the Company within thirty (30) days of your proper written request for reimbursement.
f.    The term of these consulting services shall be for a period of nine (9) months, effective April 1, 2016, and shall continue in effect up to and including December 31, 2016, unless otherwise terminated by either the Company or you.
g.    The Company or you may terminate this consulting arrangement, as set forth in this Separation Agreement, upon thirty days’ notice to the other party, and if the Company exercises this right prior to December 31, 2016, it will pay you for the period between the consulting services termination date and the end of the Term; and, the Company may terminate this consulting arrangement, as set forth in this Separation Agreement, for cause (i.e., a violation of the Company’s Code of Conduct), in which case termination shall be effectively immediately upon the Company notifying you of its decision to terminate the arrangement, and, in such case, the Company will only be obligated to pay for consulting services through the termination date. If you elect to terminate this consulting arrangement for any reason, you shall be paid for any services provided on a pro-rated basis, and shall not be entitled to any other payments.
h.    You agree that all documents, programs, plans, manuals and other materials developed or utilized by you on behalf of the Company in connection with the consulting services rendered under this Separation Agreement, are and shall remain the exclusive property of the Company. Promptly upon the expiration or termination of this consulting arrangement, or upon the request of the Company, you shall return to the

Company all property, documents and tangible items, including samples, provided to you or created by you for use in connection with services to be rendered hereunder, including without limitation all confidential information, together with all copies and abstracts thereof.
13.Severability of Provisions. If any provision of this Separation Agreement is held by an arbitrator or court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court or arbitrator should determine that any portion of this Separation Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. In addition, you agree that your willful and knowing failure to return Company Property constitutes a material breach of this Separation Agreement as to which the Company may seek all available relief under the law.

14.No Admission. This Separation Agreement is not intended, and shall not be construed, as an admission that either the Company Entities and Persons have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.

15.Construction. Should any provision of this Separation Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Separation Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

16.Binding on Heirs. This Separation Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

17.Governing Law. This Separation Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey without regard to the principles of conflicts of law, except to the extent preempted by federal law, which shall in that case control. Any action to enforce the terms of this Separation Agreement must be brought in the State of New Jersey.

18.Section 409A. Notwithstanding anything in this Separation Agreement to the contrary, the parties hereby agree that it is the intention that any payments or benefits provided under this Separation Agreement comply in all respects with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and any guidance issued thereunder, and this Separation Agreement be interpreted accordingly. In addition, in the event that additional guidance with respect to Section 409A of the Code becomes available prior to the Termination Date, upon the Executive’s reasonable request, the parties will cooperate in good faith with a view towards amending this Separation

Agreement solely to the extent necessary and appropriate to avoid adverse tax consequences pursuant to Section 409A of the Code, while retaining the economic benefits and burdens of the Separation Agreement to the fullest extent possible.

19.Entire Agreement. You acknowledge that this Separation Agreement, the EC DAIP, the EC LTIP, the LTI, and the Equity Plan and Equity Agreements, except as those have been modified herein, and the Company's 401(k) plan and other retirement and deferred compensation plans referred to herein, constitute the complete understanding between the Company and you as it relates to the termination of your employment and your post-employment obligations, and supersede any and all agreements, understandings, and discussions, whether written or oral, between you and the Company, and any of the Company Entities and Persons. No other promises or agreements shall be binding on the Company unless in writing and signed by both the Company and you after the date of this Separation Agreement.

20.Acceptance of Agreement. You may accept this Separation Agreement by signing it and returning it to the General Counsel of the Company, at Avaya Inc., 4655 Great America Parkway, Room 4B15-518, Santa Clara, CA, 95054-1233. The effective date of this Separation Agreement shall be the date it is signed by you. In the event you do not accept this Separation Agreement as set forth above, this Separation Agreement, including but not limited to the obligation of the Company to provide the payments and other benefits set forth in paragraph 2, shall not take effect and will be null and void.

21.Knowledge of Wrongdoing. You represent that you have no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or other wrongdoing that involves you or other present or former employees. You specifically agree that during your tenure at Avaya you have not witnessed, have no knowledge of and did not participate in, any actions and/or inactions that constitute violations of any laws, statutes, rules or regulations of any governing authorities or entities.

22.Miscellaneous. All paragraph headings used in this Separation Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original.

BY SIGNING THIS SEPARATION AGREEMENT, YOU STATE THAT:

(a)	YOU HAVE READ IT AND HAVE HAD AN ADEQUATE OPPORTUNITY TO REVIEW ITS TERMS, AND UNDERSTAND ITS TERMS AND CONSEQUENCES;

(b)	YOU UNDERSTAND IT AND KNOW THAT YOU ARE GIVING UP IMPORTANT RIGHTS, INCLUDING RIGHTS UNDER U.S.

AND NEW JERSEY LAW, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964 (42 U.S.C. § 2000(e) et seq.), THE AGE DISCRIMINATION IN EMPLOYMENT ACT (29 U.S.C. § 621, et seq.), THE NEW JERSEY LAW AGAINST DISCRIMIINATION, AND THE NEW JERSEY CONSCIENTIOUS EMPLOYEE PROTECTION ACT; AND THAT YOU ARE GIVING UP ANY SUCH RIGHTS OR CLAIMS IN EXCHANGE FOR PAYMENTS TO WHICH YOU ARE NOT ALREADY ENTITLED;

(c)	YOU HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS SEPARATION AGREEMENT;

(d)	YOU HAVE HAD A REASONABLE PERIOD OF TIME IN WHICH TO CONSIDER THE TERMS AND EFFECT OF THIS SEPARATION AGREEMENT; AND

(e)	YOU HAVE SIGNED THIS RELEASE FREELY, KNOWINGLY AND VOLUNTARILY.

Signature: /s/ Roger Gaston Roger Gaston	Date: 3/31/2016

Signature: /s/ Amy Fliegelman Olli Amy Fliegelman Olli, SVP and General Counsel, Avaya Inc.	Date: 4/1/2016

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